UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 29, 2004

COSTAR GROUP, INC.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-24531	52-2091509
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2 Bethesda Metro Center, Bethesda, Maryland		20814
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(301) 215-8300

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement.

On November 29, 2004, the Registrant announced that it had named Christopher R. Tully as Senior Vice President of Sales & Customer Service.

CoStar Realty Information, Inc., a wholly-owned subsidiary of the Registrant ("CoStar Realty"), and Mr. Tully entered into an employment agreement on November 29, 2004 (the "Agreement"), with an effective employment date of December 1, 2004. The Agreement has an initial term of one year and automatically renews for successive one-year terms, unless CoStar Realty or Mr. Tully terminate the Agreement. The Agreement provides that as compensation Mr. Tully will: (i) receive an annual base salary of $225,000, (ii) be eligible to earn an annual bonus of up to thirty five percent (35%) of his annual base salary based upon the achievement of certain performance objectives, (iii) be eligible to receive a monthly sales commission, and (iv) receive an award of 65,000 stock options in the Registrant’s common stock vesting over time. The Agreement also provides that Mr. Tully may participate in any insurance, medical, disability or pension plan generally made available to CoStar Realty officers.

The Agreement for Mr. Tully contains a covenant not to compete with the Registrant and other restrictive covenants for the two years immediately following termination. In addition, the Agreement generally provides that if CoStar Realty terminates Mr. Tully’s employment without cause (which includes "changes of control" of the Company under certain circumstances), as a severance benefit Mr. Tully is entitled to receive his base salary for the greater of nine months or whatever period remains under the Agreement.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COSTAR GROUP, INC.

November 29, 2004	By:	Frank A. Carchedi

Name: Frank A. Carchedi
Title: Chief Financial Officer